Exhibit 99

BMC Software Announces Fiscal 2011 Third Quarter Results

  Total bookings in the third quarter were a Company record of $594 million, up 10 percent
  ESM license bookings were a Company record of $163 million, up 8 percent
  Revenue for the quarter was a Company record of $540 million, up 6 percent
  Cash flow from operations was $180 million, up 117 percent
  BMC raises expectations for fiscal 2011

HOUSTON--(BUSINESS WIRE)--February 2, 2011--BMC Software (NASDAQ: BMC) today announced its fiscal 2011 third quarter results.

Fiscal 2011 third quarter revenue was $540 million, a new record and up 6 percent as reported and up 7 percent on a constant currency basis from the year-ago quarter. License revenue in the third quarter was $235 million, an increase of 9 percent compared to the third quarter of fiscal 2010.

The Company’s GAAP net earnings for the quarter were $109 million, or $0.60 per diluted share, versus $111 million and $0.59 per diluted share in the year-ago quarter. The Company’s non-GAAP net earnings for the fiscal third quarter, after adjustments, were $143 million, an increase of 1 percent, or $0.79 per diluted share, an increase of 4 percent from the year-ago quarter. Included in the financial tables is a complete reconciliation between non-GAAP and GAAP results.

“Our growth strategy is working very well as we yet again increased our annual bookings outlook, nearly doubling our original bookings growth expectations for the fiscal year,” said Bob Beauchamp, BMC’s chairman and chief executive officer. “Our service automation, SaaS, and cloud solutions all continue to show strong increases in customer demand. Our partnerships are enabling us to expand our presence in key markets. At the same time, we remain committed to our on-going strategy of optimizing efficiency, productivity and profitability.”

The Company posted the following key results for the fiscal 2011 third quarter:

  Total bookings in the third quarter were $594 million, a Company record and up 10 percent as reported and up 12 percent on a constant currency basis compared with the year-ago quarter. Total bookings on a trailing twelve month basis were $2.1 billion, up 10 percent compared with the year-ago quarter.
  Total license bookings in the quarter increased 19 percent year-over-year as reported and 20 percent on a constant currency basis to $295 million.
  ESM license bookings were $163 million, a Company record and up 8 percent from the year-ago quarter. For the first three quarters of fiscal 2011, ESM license bookings are up 23 percent year-over-year.
  Total MSM bookings on a trailing twelve month basis decreased 5 percent to $761 million. After normalizing for contract length, total annualized MSM bookings for the trailing twelve months were $264 million, up 1 percent from the year-ago quarter.
  The Company’s balance sheet remains strong, with $1.6 billion in cash and investments and $1.8 billion in deferred revenue.

During the third fiscal quarter, BMC continued its stock repurchase activities, spending $75 million to repurchase 1.7 million shares. As of December 31, 2010, the Company had $771 million remaining in its current share repurchase program.

Steve Solcher, BMC’s chief financial officer, said, “We are pleased with our solid execution and bookings performance across both of our business units during the quarter. Our strong competitive position, focused investment in key growth areas and commitment to generating growth and improving profitability position us to achieve our fiscal 2011 goals.”

Fiscal 2011 Expectations

Given BMC’s strong performance in the third quarter and its visibility into the fourth fiscal quarter, the Company is raising its expectations for fiscal 2011 for certain key metrics.

BMC reiterates its non-GAAP diluted earnings per share expectation in the range of $2.92 to $3.02. At the midpoint, this would represent a 12 percent increase over last year. This range excludes an estimated range of $0.43 to $0.48 per diluted share for non-GAAP adjustments, including share-based compensation; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items.

The assumptions underlying this full year fiscal 2011 estimate include:

  Bookings growth in the high single digits, compared to the Company’s prior expectation of mid to high single digit growth;
  ESM license bookings growth in the high teens to low twenties, compared to the Company’s prior expectation of high teens growth;
  MSM total bookings growth in the low single digits;
  Total revenue growth in the mid single digits;
  At current rates, the Company does not expect currency to materially impact full-year bookings or revenue growth rates;
  Non-GAAP operating margin flat to the year ago period;
  A license bookings ratable rate in the low 50 percent range;
  Other income slightly down compared to a year ago;
  Weighted shares outstanding slightly down compared to the prior year; and
  A non-GAAP tax rate of 24 percent.

The Company also expects full year fiscal 2011 cash flow from operations to be between $710 million and $760 million, an increase from its prior expectation of $675 million to $725 million. At the midpoint, this would represent a $100 million, or 16 percent, increase over last year.

In preparation for fiscal year 2012, the Company announced that John McMahon, BMC’s senior vice president of Worldwide Sales and Services, will take a new role with the Company effective April 1, 2011. At that time, McMahon will join the Company’s Strategy and Corporate Development organization as its senior vice president, Go-to-Market Initiatives. In this role, McMahon will focus on new sales and distribution initiatives supporting the Company’s growth objectives.

Conference Call

A conference call to discuss fiscal 2011 third quarter results is scheduled for today, February 2, 2011 at 4:00 pm Central Time. Those interested in participating may call (913) 312-1479 and use the pass code BMC. To access a replay of the conference call, that will be available for one week, dial (719) 457-0820 or (888) 203-1112 and use the pass code BMC. A live web cast of the conference call will be available on the Company's website at http://investors.bmc.com. A replay of the web cast will be available within 24 hours and archived on the website.

Use of Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding the Company’s results as determined by U.S. generally accepted accounting principles (GAAP), the Company has also disclosed in this press release and the accompanying tables the following non-GAAP information: (a) non-GAAP operating expenses, (b) non-GAAP operating income, (c) non-GAAP operating margin, (d) non-GAAP net earnings and (e) non-GAAP diluted earnings per share. Each of these financial measures excludes the impact of certain items and therefore has not been calculated in accordance with GAAP. These non-GAAP financial measures exclude share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items. Each of the non-GAAP adjustments is described in more detail below. This press release also contains a reconciliation of each of these non-GAAP measures to its most comparable GAAP financial measure.

We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our operating results because they exclude amounts that BMC management and the Board of Directors do not consider part of core operating results when assessing the performance of the organization. In addition, we have historically reported similar non-GAAP financial measures and we believe that inclusion of these non-GAAP financial measures provides consistency and comparability with past reports of financial results. Accordingly, we believe these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management.

While we believe that these non-GAAP financial measures provide useful supplemental information, there are limitations associated with the use of these non-GAAP financial measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be completely comparable to similarly titled measures of other companies due to potential differences in the exact method of calculation between companies. Items such as share-based compensation expense; the amortization of intangible assets; severance, exit costs and related charges; as well as the related tax impacts of these items; and certain discrete tax items that are excluded from our non-GAAP financial measures can have a material impact on net earnings. As a result, these non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, net earnings, cash flow from operations or other measures of performance prepared in accordance with GAAP. We compensate for these limitations by using these non-GAAP financial measures as supplements to GAAP financial measures and by reviewing the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measure. Investors are encouraged to review the reconciliations of the non-GAAP financial measures to their most comparable GAAP financial measures that are included elsewhere in this press release.

The following discusses the reconciliations of our non-GAAP financial measures to the most comparable GAAP financial measures:

• Share-based compensation expense. Our non-GAAP financial measures exclude the compensation expenses required to be recorded by GAAP for equity awards to employees and directors. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding expenses related to share-based compensation, because these costs are generally fixed at the time an award is granted, are then expensed over several years and generally cannot be changed or influenced by management once granted.

• Amortization of intangible assets. Our non-GAAP financial measures exclude costs associated with the amortization of intangible assets. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding amortization of intangible assets, because these costs are fixed at the time of an acquisition, are then amortized over a period of several years after the acquisition and generally cannot be changed or influenced by management after the acquisition.

• Severance, exit costs and related charges. Our non-GAAP financial measures exclude severance, exit costs and related charges, and any subsequent changes in estimates, as they relate to our corporate restructuring activities. Management and the Board of Directors believe it is useful in evaluating corporate performance during a particular time period to review the supplemental non-GAAP financial measures, excluding restructuring costs, in order to provide comparability and consistency with historical operating results.

• Certain discrete tax items. Our non-GAAP financial measures exclude a net tax benefit of $32.0 million for the nine months ended December 31, 2010 associated with tax authority settlements related to prior years’ tax matters. Management excludes the impact of this item when evaluating the performance of the Company, our business units and management teams, including the determination of management incentive compensation, and when making decisions to allocate resources. Therefore, we exclude this item when presenting non-GAAP financial measures.

In this press release we refer to certain bookings information. Bookings represent the transactional value of new contracts executed by us and reflected in our financial statements, including amounts recorded to both revenue and deferred revenue. We also refer to growth rates for revenue and bookings at constant currency or adjusting for currency so that the business results can be viewed without the impact of fluctuations in foreign currency exchange rates, thereby facilitating period-to-period comparisons of the Company’s business performance. Generally, when the dollar either strengthens or weakens against other currencies, the growth at constant currency rates or adjusting for currency will be higher or lower than growth reported at actual exchange rates.

Business runs on IT. IT runs on BMC Software.

Business thrives when IT runs smarter, faster and stronger. That’s why the most demanding IT organizations in the world rely on BMC Software across both distributed and mainframe environments. Recognized as the leader in Business Service Management, BMC offers a comprehensive approach and unified platform that helps IT organizations cut cost, reduce risk and drive business profit. For the four fiscal quarters ended December 31, 2010, BMC revenue was approximately $2 billion. Visit www.bmc.com for more information.

This news release and other related public statements we make contain both historical information and forward-looking statements. Forward-looking statements can be identified by words such as “believes,” “anticipates,” “intends,” “expects,” “estimates,” “guidance” and similar references to future periods. Examples of forward-looking statements include, but are not limited to, statements we make regarding our expectations and guidance for fiscal 2011 non-GAAP diluted earnings per share and cash flow from operations, including the underlying assumptions, as well as statements we make regarding our plans, objectives, strategies and expectations for future operations and results. Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. Our actual results may differ materially from those contemplated by the forward-looking statements. We caution you therefore against relying on any of these forward-looking statements. They are neither statements of historical fact nor guarantees or assurances of future performance. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, the following: 1) the possibility that general economic conditions or uncertainty cause information technology spending to be reduced or purchasing decisions to be delayed; 2) competition in our markets and market entrants utilizing alternative business models can result in pricing pressures and competition for new customers as well as potential displacements of our existing customers; 3) our cash flow from operations could be affected by many factors, including, but not limited to, lengthening sales cycles, the size and timing of bookings, customer payment terms, the timing of collections, increased expenses, reduced net earnings and movement in foreign currency exchange rates; 4) a significant percentage of our license transactions are completed during the final weeks and days of each quarter, which creates a level of uncertainty as to whether revenue, license bookings and/or earnings will have met expectations until after the end of the quarter; 5) our operating costs and expenses are relatively fixed over the short term, so if we have a shortfall in revenue in any given quarter, our ability to offset revenue shortfalls in the near-term is limited; 6) software product development is highly technical and inherently complex and delays in the timing and feasibility of product releases could have a material adverse effect on expectations and actual results for bookings, revenue, margins and cash flow from operations; 7) changes to our sales organization, including personnel, compensation practices and organizational and process changes, may be disruptive and negatively impact our results of operations; 8) our expectations for revenue and earnings are based on assumptions of the percentage of license revenue which will be recognized upfront versus deferred and the percentage of customer renewals for maintenance contracts; if our actual results do not match our assumptions, our recognized revenue and resultant earnings could fall short of expectations; 9) our effective tax rate is subject to quarterly fluctuation and any change in such tax rate could affect our earnings; 10) we conduct significant transactions in currencies other than the United States dollar and changes in the value of major foreign currencies relative to the U.S. dollar can significantly affect our reported revenue and operating results; 11) customers may not require, or may delay, additional capacity upgrades of our software, particularly our mainframe management software, due to the existence of sufficient hardware capacity, the uncertain timing of hardware upgrades or other reasons, and the timing of renewals of existing license agreements may be different than we expect; and 12) the additional risks and important factors described in BMC Software's Annual Report on Form 10-K and quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. These filings are available on our website at http://investors.bmc.com. Any forward-looking statement made by us in this news release speaks only as of the date on which it is made. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

BMC, BMC Software, and the BMC Software logo are the exclusive properties of BMC Software Inc., are registered with the U.S. Patent and Trademark Office, and may be registered or pending registration in other countries. All other BMC trademarks, service marks, and logos may be registered or pending registration in the U.S. or in other countries. All other trademarks or registered trademarks are the property of their respective owners. © 2011 BMC Software, Inc.

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

			Incr/(Decr)
	Quarter Ended December 31,		Percentage
	2009	2010	Change
Revenue:
License	$216.1	$234.6	8.6%
Maintenance	260.2	259.3	(0.3)%
Professional services	31.8	46.0	44.7%
Total revenue	508.1	539.9	6.3%

Operating expenses:
Cost of license revenue	28.7	32.5	13.2%
Cost of maintenance revenue	40.8	43.7	7.1%
Cost of professional services revenue	34.9	54.7	56.7%
Selling and marketing expenses	147.6	160.0	8.4%
Research and development expenses	47.8	44.7	(6.5)%
General and administrative expenses	51.4	53.0	3.1%
Amortization of intangible assets	8.3	8.4	1.2%
Severance, exit costs and related charges	1.0	3.5	250.0%
Total operating expenses	360.5	400.5	11.1%
Operating income	147.6	139.4	(5.6)%
Other income (loss), net	(0.9)	1.7	288.9%
Earnings before income taxes	146.7	141.1	(3.8)%
Provision for income taxes	36.0	32.0	(11.1)%
Net earnings	$110.7	$109.1	(1.4)%

Diluted earnings per share	$0.59	$0.60	1.7%

Shares used in computing diluted earnings per share	186.5	182.3	(2.3)%

BMC SOFTWARE, INC.
STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

			Incr/(Decr)
	Nine Months Ended December 31,		Percentage
	2009	2010	Change
Revenue:
License	$557.1	$613.9	10.2%
Maintenance	768.8	765.6	(0.4)%
Professional services	94.0	123.6	31.5%
Total revenue	1,419.9	1,503.1	5.9%

Operating expenses:
Cost of license revenue	83.3	95.2	14.3%
Cost of maintenance revenue	114.8	124.3	8.3%
Cost of professional services revenue	99.9	130.4	30.5%
Selling and marketing expenses	404.1	443.3	9.7%
Research and development expenses	143.2	124.7	(12.9)%
General and administrative expenses	157.2	159.6	1.5%
Amortization of intangible assets	24.3	25.2	3.7%
Severance, exit costs and related charges	2.5	9.4	276.0%
Total operating expenses	1,029.3	1,112.1	8.0%
Operating income	390.6	391.0	0.1%
Other loss, net	(3.8)	(3.5)	(7.9)%
Earnings before income taxes	386.8	387.5	0.2%
Provision for income taxes	99.5	53.8	(45.9)%
Net earnings	$287.3	$333.7	16.2%

Diluted earnings per share	$1.53	$1.83	19.6%

Shares used in computing diluted earnings per share	187.1	182.2	(2.6)%

BMC SOFTWARE, INC.
BALANCE SHEETS
(In millions)

	Unaudited				Unaudited
	June 30,	September 30,	December 31,	March 31,	June 30,	September 30,	December 31,
	2009	2009	2009	2010	2010	2010	2010

Current assets:
Cash and cash equivalents	$ 997.0	$ 1,137.8	$ 1,079.5	$ 1,368.6	$ 1,410.0	$ 1,477.5	$ 1,544.1	(a)
Short-term investments	213.8	74.7	128.0	65.5	10.3	-	2.8	(a)
Trade accounts receivable, net	134.6	174.6	208.9	212.3	168.4	215.4	321.0
Trade finance receivables, net	62.5	85.3	121.7	117.7	71.5	66.7	63.9
Other current assets	149.4	148.2	147.6	140.9	128.7	125.1	126.8
Total current assets	1,557.3	1,620.6	1,685.7	1,905.0	1,788.9	1,884.7	2,058.6

Property and equipment, net	106.7	104.3	97.9	95.0	99.0	100.2	97.0
Software development costs, net	120.8	135.5	144.1	145.5	159.9	171.4	185.3
Long-term investments	74.3	76.3	62.3	62.4	51.0	51.1	53.5	(a)
Long-term trade finance receivables, net	44.9	52.5	123.8	122.6	75.5	82.3	74.7
Goodwill and intangible assets, net	1,469.9	1,490.8	1,548.4	1,524.4	1,493.1	1,484.4	1,524.8
Other long-term assets	263.0	267.3	252.4	282.7	272.2	279.5	276.7
Total assets	$ 3,636.9	$ 3,747.3	$ 3,914.6	$ 4,137.6	$ 3,939.6	$ 4,053.6	$ 4,270.6

Current liabilities:
Trade accounts payable	$ 54.4	$ 46.9	$ 33.9	$ 37.5	$ 37.0	$ 35.6	$ 36.4
Finance payables	8.0	13.9	15.1	23.0	10.5	9.6	6.6
Accrued liabilities	202.7	239.4	283.0	324.7	227.2	264.7	311.3
Deferred revenue	968.0	934.1	922.6	975.9	985.1	948.8	970.0
Total current liabilities	1,233.1	1,234.3	1,254.6	1,361.1	1,259.8	1,258.7	1,324.3

Long-term deferred revenue	759.8	762.5	804.5	847.2	820.0	806.8	839.8
Long-term borrowings	311.7	309.8	340.9	340.9	348.4	347.2	337.2
Other long-term liabilities	196.3	215.7	210.0	200.7	169.4	162.6	161.5
Total long-term liabilities	1,267.8	1,288.0	1,355.4	1,388.8	1,337.8	1,316.6	1,338.5

Total stockholders' equity	1,136.0	1,225.0	1,304.6	1,387.7	1,342.0	1,478.3	1,607.8

Total liabilities and stockholders' equity	$ 3,636.9	$ 3,747.3	$ 3,914.6	$ 4,137.6	$ 3,939.6	$ 4,053.6	$ 4,270.6

(a) Total cash and investments	$ 1,285.1	$ 1,288.8	$ 1,269.8	$ 1,496.5	$ 1,471.3	$ 1,528.6	$ 1,600.4

BMC SOFTWARE, INC. STATEMENTS OF CASH FLOWS (In millions) (Unaudited)
Quarter Ended December 31,			Nine Months Ended December 31,
2009	2010		2009	2010

		Cash flows from operating activities:
$110.7	$109.1	Net earnings	$287.3	$333.7
		Adjustments to reconcile net earnings to net cash
		provided by operating activities:
44.5	47.3	Depreciation and amortization	129.3	140.1
6.7	15.0	Deferred income tax provision	14.0	22.6
22.6	25.3	Share-based compensation expense	65.1	76.3
(0.4)	(2.1)	Gain on investments, net	(3.0)	(2.3)
		Changes in operating assets and liabilities:
(32.6)	(104.3)	Trade accounts receivable	11.4	(107.3)
(105.6)	12.4	Trade finance receivables	(52.0)	103.8
22.3	46.7	Accrued and other current liabilities	(30.8)	(20.4)
28.2	53.9	Deferred revenue	(65.5)	(13.6)
(2.1)	(8.4)	Other long-term liabilities	(2.1)	(37.2)
(11.1)	(14.6)	Other operating assets and liabilities	(21.8)	(20.9)
83.2	180.3	Net cash provided by operating activities	331.9	474.8

		Cash flows from investing activities:
22.7	-	Proceeds from maturities of investments	248.2	50.0
4.1	2.4	Proceeds from sales of investments	8.0	34.0
(61.3)	(4.4)	Purchases of investments	(283.0)	(8.2)
(67.6)	(51.0)	Cash paid for acquisitions, net of cash acquired, and other investments	(92.3)	(51.0)
(22.9)	(30.8)	Capitalization of software development costs	(63.3)	(88.6)
(4.1)	(5.3)	Purchases of property and equipment	(17.9)	(18.4)
-	-	Other investing activities	-	1.0
(129.1)	(89.1)	Net cash used in investing activities	(200.3)	(81.2)

		Cash flows from financing activities:
(75.0)	(75.0)	Treasury stock acquired	(200.0)	(299.0)
(1.1)	(7.3)	Repurchases of stock to satisfy employee tax withholding obligations	(8.4)	(19.1)
20.4	63.1	Proceeds from stock options exercised and other	67.8	101.3
4.3	7.3	Excess tax benefit from share-based compensation expense	9.7	13.2
(3.5)	(14.6)	Repayments of borrowings and capital lease obligations	(13.1)	(20.6)
-	(1.9)	Payments of debt issuance costs	-	(1.9)
42.0	-	Proceeds from borrowings	42.0	-
(12.9)	(28.4)	Net cash used in financing activities	(102.0)	(226.1)

0.5	3.8	Effect of exchange rate changes on cash and cash equivalents	26.6	8.0
(58.3)	66.6	Net change in cash and cash equivalents	56.2	175.5
1,137.8	1,477.5	Cash and cash equivalents, beginning of period	1,023.3	1,368.6
$1,079.5	$1,544.1	Cash and cash equivalents, end of period	$1,079.5	$1,544.1

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Expenses to Non-GAAP Operating Expenses (In millions) (Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010

GAAP operating expenses	$360.5	$400.5	$1,029.3	$1,112.1

Share-based compensation expense	(22.6)	(25.3)	(65.1)	(76.3)

Amortization of intangible assets	(19.6)	(19.3)	(55.6)	(59.0)

Severance, exit costs and related charges	(1.0)	(3.5)	(2.5)	(9.4)

Non-GAAP operating expenses	$317.3	$352.4	$906.1	$967.4

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Income to Non-GAAP Operating Income (In millions) (Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010

GAAP operating income	$147.6	$139.4	$390.6	$391.0

Share-based compensation expense	22.6	25.3	65.1	76.3

Amortization of intangible assets	19.6	19.3	55.6	59.0

Severance, exit costs and related charges	1.0	3.5	2.5	9.4

Non-GAAP operating income	$190.8	$187.5	$513.8	$535.7

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Operating Margin to Non-GAAP Operating Margin (In millions) (Unaudited)

	Quarter Ended December 31,			Quarter Ended December 31,			Quarter Ended December 31,
	2009	2010		2009	2010		2009	2010

GAAP revenue:	$508.1	$539.9	GAAP operating income:	$147.6	$139.4	GAAP operating margin:	29%	26%

			Share-based compensation expense	22.6	25.3

			Amortization of intangible assets	19.6	19.3

			Severance, exit costs and related charges	1.0	3.5

GAAP revenue:	$508.1	$539.9	Non-GAAP operating income:	$190.8	$187.5	Non-GAAP operating margin:	38%	35%

	Nine Months Ended December 31,			Nine Months Ended December 31,			Nine Months Ended December 31,
	2009	2010		2009	2010		2009	2010

GAAP revenue:	$1,419.9	$1,503.1	GAAP operating income:	$390.6	$391.0	GAAP operating margin:	28%	26%

			Share-based compensation expense	65.1	76.3

			Amortization of intangible assets	55.6	59.0

			Severance, exit costs and related charges	2.5	9.4

GAAP revenue:	$1,419.9	$1,503.1	Non-GAAP operating income:	$513.8	$535.7	Non-GAAP operating margin:	36%	36%

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Net Earnings to Non-GAAP Net Earnings (In millions) (Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010

GAAP net earnings	$110.7	$109.1	$287.3	$333.7

Share-based compensation expense	22.6	25.3	65.1	76.3

Amortization of intangible assets	19.6	19.3	55.6	59.0

Severance, exit costs and related charges	1.0	3.5	2.5	9.4

Subtotal pre-tax reconciling items	43.2	48.1	123.2	144.7

Tax effect of above pre-tax items	(12.4)	(14.0)	(35.1)	(41.5)

Impact of certain discrete tax items	-	-	-	(32.0)

Non-GAAP net earnings	$141.5	$143.2	$375.4	$404.9

BMC SOFTWARE, INC. Table of Reconciliation from GAAP Diluted Earnings Per Share to Non-GAAP Diluted Earnings Per Share (Unaudited)

	Quarter Ended December 31,		Nine Months Ended December 31,
	2009	2010	2009	2010

GAAP diluted earnings per share	$0.59	$0.60	$1.53	$1.83

Share-based compensation expense	0.12	0.14	0.35	0.42

Amortization of intangible assets	0.11	0.11	0.30	0.32

Severance, exit costs and related charges	0.01	0.02	0.01	0.05

Subtotal pre-tax reconciling items	0.23	0.26	0.66	0.79

Tax effect of above pre-tax items	(0.07)	(0.08)	(0.19)	(0.23)

Impact of certain discrete tax items	-	-	-	(0.18)

Non-GAAP diluted earnings per share	$0.76	$0.79	$2.01	$2.22

Shares used in computing diluted earnings per share (in millions)	186.5	182.3	187.1	182.2

CONTACT:
BMC Software
Global Communications:
Jennifer Brenner, 713-918-2421
jennifer_brenner@bmc.com
or
Investor Relations:
Derrick Vializ, 713-918-1805
derrick_vializ@bmc.com